Exhibit 5.1

CHOATE, HALL & STEWART
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
EXCHANGE PLACE
53 STATE STREET
BOSTON, MASSACHUSETTS  02109-2891
TELEPHONE (617) 248-5000
FACSIMILE (617) 248-4000
TELEX 49615860

                    December 19, 1996


Aseco Corporation
500 Donald Lynch Boulevard
Marlboro, MA  01752

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on December 19, 1996 by Aseco Corporation. (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 400,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company.

     We are familiar with the Company's Third Restated Certificate of Incorporation, its By-Laws, as amended, and its corporate minute book, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its 1993 Non-Employee Director Stock Option Plan and its 1993 Omnibus Stock Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this Firm included therein.

                    Very truly yours,



                    CHOATE, HALL & STEWART

DS1-308389